MDU Resources announces arbitration decision

BISMARCK, N.D. – October 20, 2010 – MDU Resources Group, Inc. (NYSE:MDU) said today that it will record a $16.5 million after-tax charge, or $.09 per share, in the third quarter as the result of a recent arbitration award against a subsidiary.

The company was notified October 15 of the Colorado arbitration award, which involves a disagreement regarding the terms of operation and pressure of a gathering system owned by Bitter Creek Pipelines, LLC, a non-regulated subsidiary of MDU Resources.

“We believe the decision is not supported by the underlying gathering agreement, and we will aggressively pursue all of our legal remedies to challenge the outcome of this decision,” said Terry D. Hildestad, president and CEO of MDU Resources. “The incorrect interpretation of the gathering agreement that underlies the award reinforces our belief that this case should be determined in a court of law, rather than by an arbitration panel.

 “Our company continues to have a strong long-term outlook. This arbitration award does not affect our financial strength. We continue to maintain a well-capitalized balance sheet with over $6 billion of assets, we generate good cash flow and we have access to significant liquidity. This charge does not affect our ability to reward investors through the continued payment of a competitive dividend, as well as take advantage of opportunities to invest and grow our company through organic projects and strategic mergers and acquisitions.”

The information in this release includes certain forward-looking statements, including statements by the president and chief executive officer of MDU Resources Group, Inc., within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated businesses, an exploration and production company and construction companies. MDU Resources includes regulated electric and natural gas utilities and regulated natural gas pipelines and energy services, natural gas and oil production, construction materials and contracting, and construction services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700